EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Galyan's Trading Company, Inc. (the "Company") of our report dated March 15, 2002 (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for store pre-opening costs, effective January 31, 1999 and described in Note 1 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of the Company for the year ended February 2, 2002.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
May 30, 2002